CHS Inc.
Deferred Compensation Plan
Master Plan Document

FIRST AMENDMENT
OF
CHS INC.
DEFERRED COMPENSATION PLAN
     WHEREAS, CHS Inc. (the “Company”) has heretofore established and maintains a nonqualified deferred compensation plan which is embodied in a document effective December 30, 2004 and entitled “CHS Inc. Deferred Compensation Plan, Master Plan Document (the “Plan document”);
     WHEREAS, the Company has reserved to itself the power to make further amendments of the Plan document;
     NOW, THEREFORE, the Plan document is hereby amended as follows:
1. APPENDIX A – SHARE OPTION PLAN. Effective December 9, 2005, the Plan document is amended by the addition of the Appendix A attached hereto.
2. ACCOUNT BALANCE. Effective December 9, 2005, Section 1.1 of the Plan document shall be amended to read in full as follows:
1.1	“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Contribution Account balance, (iii) the Company Restoration Matching Account balance, and (iv) the SOP Account balance, if any, transferred to this Plan in accordance with Appendix A. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

CHS Inc.
Deferred Compensation Plan
Master Plan Document

CHS INC.
DEFERRED COMPENSATION PLAN
APPENDIX A
Share Option Plan Accounts
Except where expressly defined in this Appendix, the capitalized terms used herein shall have the same meanings as the same terms in the Plan document.

1.1	History. Since January 1, 1998, the Company has sponsored the CHS Inc. Share Option Plan (the “SOP”) for the purpose of providing stock options to certain key individuals. The options granted under the SOP are in shares of a private investment company established by the Company as well as shares of certain regulated investment companies. The Company has determined to discontinue the grant of additional options under the SOP effective December 9, 2005 and to amend the terms of all outstanding options as of December 31, 2005 to comply with Section 409A of the Code.

1.2	Right to Exercise in 2005. On or before December 9, 2005, each Participant in the SOP shall have the right to exercise all or any portion of such Participant’s vested options.

1.3	Conversion of Options. Effective December 10, 2005, options which are not exercised on or prior to December 9, 2005 shall be converted into an account balance (the “SOP Account”) which shall become part of the Participant’s Account Balance under the CHS Inc. Deferred Compensation Plan (the “Plan”). The initial SOP Account shall consist of two parts: (i) the difference of the value of the securities underlying the option less the exercise price (the “Option Spread”); and (ii) the exercise price of the option (the “Exercise Price Credit”). The Participant shall not be entitled to payment of the Exercise Price Credit; provided, however, that the Participant shall have a right to deemed earnings, if any, which accrue on the portion of the SOP Account representing the Exercise Price Credit.

1.4	Vesting. A Participant shall continue to vest in all options converted into an SOP Account (excluding the portion of the SOP Account representing the Exercise Price Credit) in accordance with the vesting schedule applicable to such options under the SOP.

1.5	Crediting/Debiting of SOP Account. Following the conversion, the Participant’s Option Spread shall no longer be tied to the value of the securities underlying the option immediately prior to conversion, but shall instead be credited or debited with earnings, gains or losses under one or more Measurement Funds elected by the Participant, in accordance with Section 3.9 of the Plan. The Participant’s Exercise Price Credit shall no longer be tied to the value of the securities underlying the option immediately prior to the conversion, but shall instead be credited or debited with earnings, gains or losses under one or more Measurement Funds selected by the Committee. With respect to a Participant who receives an installment or other partial distribution of the SOP Account in accordance with a Scheduled Distribution elected pursuant to Section 1.6 below, the portion of the SOP Account representing the Exercise Price Credit shall be reduced by a pro rata amount. Upon a complete distribution of the SOP Account, the Exercise Price Credit shall be reduced to zero (0).

A-1

CHS Inc.
Deferred Compensation Plan
Master Plan Document

1.6	Scheduled Distributions. A Participant who does not exercise all of such Participant’s options pursuant to Section 1.2 of this Appendix A shall, on or before December 31, 2005, irrevocably elect on an Election Form to receive one or more (not to exceed five (5)) Scheduled Distributions with respect to the Participant’s SOP Account (minus the Exercise Price Credit). For purposes of this Section 1.6, the following special rules shall apply:
(a)	Subject to the limitations described this paragraph (a), the Participant may elect to receive or commence a Scheduled Distribution as of any fixed date selected by the Participant (e.g., January 1, 2007). No more than one (1) Scheduled Distribution as of a fixed date may be made or commenced in any Plan Year, and the Plan Year designated by the Participant for the first Scheduled Distribution must be at least one (1) Plan Year after the end of the Plan Year ending December 31, 2005.

(b)	The Participant may elect on an Election Form to receive each Scheduled Distribution in a lump sum or pursuant to an Annual Installment Method of up to ten (10) years. If a Participant does not make any election with respect to the form of payment, then such Participant’s Scheduled Distribution shall be distributed in a single lump sum.

(c)	A Scheduled Distribution of the SOP Account may be postponed in accordance with Section 4.2 of the Plan. If the Participant has elected to receive multiple Scheduled Distributions, each Scheduled Distribution shall be treated as a separate payment, each of which may be postponed through a separate election. If the Participant has elected to receive a Scheduled Distribution in installments, the installments shall be treated as a single payment which must be postponed through a single election that applies to the entire payment.

(d)	Notwithstanding the foregoing, if the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee for a payout in accordance with Section 4.4 of the Plan.

(e)	With respect to a Participant who is not actively employed with the Company as of December 9, 2005, if the Participant fails to make a Scheduled Distribution election with respect to any portion of the SOP Account, that portion of the SOP Account shall be paid (minus the Exercise Price Credit) as a Scheduled Distribution during the sixty (60) day period commencing immediately after the Plan Year ending December 31, 2006. With respect to a Participant who is actively employed with the Company as of December 9, 2005, if the Participant fails to make a Scheduled Distribution election with respect to any portion of the SOP Account, that portion of the SOP Account shall be paid (minus the Exercise Price Credit) upon the occurrence of a Benefit Distribution Date on account of the Participant’s Termination of Employment, Retirement or Disability, in accordance with the terms of the Plan.

A-2

CHS Inc.
Deferred Compensation Plan
Master Plan Document

1.7	Elections for Retirement or Disability Benefit. With respect to each Participant who is actively employed by the Company as of December 9, 2005 and who does not exercise all of such Participant’s options pursuant to Section 1.2 of this Appendix A, such Participant must complete a Retirement Benefit election in accordance with Article 6 and a Disability Benefit election in accordance with Article 8.

1.8	Certain Benefits Take Precedence Over Scheduled Distributions.
(a)	Change in Control. On or before December 31, 2005, a Participant may irrevocably elect to receive a single lump sum Change in Control Benefit upon the occurrence of a Change in Control in accordance with Article 5 of the Plan. If the Participant elects to receive a Change in Control Benefit, the Change in Control shall trigger payment of the entire SOP Account (minus the Exercise Price Credit) notwithstanding any other election to receive one or more Scheduled Distributions. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant’s SOP Account shall remain in the Plan upon a Change in Control and shall be subject to the terms one or more Scheduled Distributions.

(b)	Termination, Retirement or Disability Benefit. In accordance with Section 4.3 of the Plan, the occurrence of a Benefit Distribution Date on account of the Participant’s Termination of Employment or Disability that triggers a Termination or Disability Benefit shall take precedence over one or more Scheduled Distribution elections with respect to the SOP Account; provided, however, that the provisions of this Section 1.8 shall not be applicable to any Participant who was not actively employed with the Company at the time such Participant elects a Scheduled Distribution in accordance with Section 1.6 above. The occurrence of a Benefit Distribution Date that triggers a Retirement Benefit under Article 6 shall not take precedence over any SOP Account that is subject to a Scheduled Distribution election; the SOP Account shall be paid in accordance with the applicable Scheduled Distribution election.

(c)	Death Benefit. The occurrence of the Participant’s death that triggers an automatic Death Benefit under Section 9 of the Plan shall take precedence over one or more Scheduled Distribution elections with respect to the SOP Account; the SOP Account (minus the Exercise Price Credit) shall be paid in a single lump sum in accordance with Article 9 of the Plan.

A-3